Term sheet no. 1 to

Prospectus dated May 30, 2006

Prospectus supplement dated May 30, 2006

Product supplement no. 640-I dated December 10, 2007

Underlying supplement no. 1090 dated December 10, 2007

Registration Statement no. 333-134553

Dated December 10, 2007

Rule 433

Preliminary Terms and Conditions, December 10, 2007

100% Principal Protection Notes Linked to a Basket Consisting of an Index Component and an Index Fund Component

Lehman Brothers Holdings Inc. has filed a registration statement (including a base prospectus) with the U.S. Securities and Exchange Commission (SEC) for this offering. Before you invest, you should read the base prospectus dated May 30, 2006, the MTN prospectus supplement dated May 30, 2006, product supplement no. 640-I dated December 10, 2007, underlying supplement no. 1090 dated December 10, 2007 and other documents that Lehman Brothers Holdings Inc. has filed with the SEC for more complete information about Lehman Brothers Holdings Inc. and this offering. Buyers should rely upon the base prospectus, the MTN prospectus supplement, product supplement no. 640-I, underlying supplement no. 1090, this term sheet and any other relevant terms supplement and any relevant free writing prospectus for complete details. You may get these documents and other documents Lehman Brothers Holdings Inc. has filed for free by searching the SEC online database (EDGAR®) at www.sec.gov, with “Lehman Brothers Holdings Inc.” as a search term. Alternatively, Lehman Brothers Inc., or any other dealers participating in the offering will arrange to send you the base prospectus, the MTN prospectus supplement, product supplement no. 640-I, underlying supplement no. 1090, this term sheet and any other relevant terms supplement and the pricing supplement (when completed) if you request it by calling your Lehman Brothers sales representative, such other dealer or 1-888-603-5847.

Summary Description

These 100% Principal Protection Notes Linked to a Basket Consisting of an Index Component and an Index Fund Component (the “Notes”) provide 100% principal protection at maturity and returns based on the positive performance of a basket (“the Basket”) consisting of an index component and an index fund component. The index component consists of the S&P 500® Index (the “Index Component”). The index fund component consists of the iShares® MSCI EAFE Index Fund (the “Index Fund Component”). If the Basket Return is greater than zero on the Valuation Date, the investor will receive a single payment at maturity equal to the principal amount of the Notes plus an Additional Amount equal to the product of the principal amount of the Notes multiplied by the Basket Return, up to the Maximum Return. If the Basket Return on the Valuation Date is less than or equal to zero, the investor will receive at maturity only the principal amount of the Notes. The Notes do not bear interest and are 100% principal protected if held to maturity.

Issuer:	Lehman Brothers Holdings Inc. (A+/A1/AA-)†
Issue Size:	$[TBD]
Pricing Date:	December [ ], 2007‡
Settlement Date:	December [ ], 2007‡
Valuation Date:	December [ ], 2009‡††
Maturity Date:	December [ ], 2009‡††
Term:	2 years
Participation Rate:	100%
Principal Protection:	100%
Maximum Return:	17.00% to 18.50% (the actual Maximum Return will be determined on the Pricing Date).
No Interest Payments:	There will be no interest payment during the term of the Notes.
Payment at Maturity (per $1,000):	At maturity you will receive a cash payment per $1,000 principal amount Note of $1,000 plus the Additional Amount, which may be zero.
Additional Amount:

If the Basket Return is less than the Maximum Return, the Additional Amount will be calculated as follows:

$1,000 × Basket Return

provided, however, that the Additional Amount will not be less than zero.

If the Basket Return is greater than or equal to the Maximum Return, the Additional Amount will be calculated as follows:

$1,000 × the Maximum Return

Basket Return:	Ending Basket Level – Starting Basket Level Starting Basket Level
Starting Basket Level:	Set equal to 100 on the Pricing Date.
Ending Basket Level:	Ending Index Component Level + Ending Index Fund Component Level

INDEX COMPONENT
Index:	S&P 500®
Ending Index Component Level:	Starting Index Component Level × (1 + the Index Return)
Starting Index Component Level:	70
Index Return:	Index Ending Level – Index Starting Level Index Starting Level
Index Ending Level:	The Index closing level on the Valuation Date.
Index Starting Level:	The closing level of the Index on the Pricing Date.
Bloomberg Ticker:	SPX
Index Sponsor:	Standard & Poor’s, a division of The McGraw-Hill Companies, Inc.
INDEX FUND COMPONENT
Index Fund:	iShares® MSCI EAFE Index Fund
Ending Index Fund Component Level:	Starting Index Fund Component Level × (1 + Share Return)
Starting Index Fund Component Level:	30
Share Return:	Ending Share Price – Starting Share Price Starting Share Price
Bloomberg Ticker:	EFA
Starting Share Price:	The closing price per share of the Index Fund on the Pricing Date.
Ending Share Price:	The closing price per share of the Index Fund on the Valuation Date, times the then applicable Share Adjustment Factor.
Underlying Index to the Index Fund:	MSCI EAFE Index®
Share Adjustment Factor:	1.0 on the Pricing Date and subject to adjustment under certain circumstances. See “Description of Notes—Anti-Dilution Adjustments” in the accompanying product supplement no. 640-I for further information about these adjustments.
Denominations	$1,000 per Note and integral multiples of $1,000 in excess thereof
Minimum Investment:	$1,000
CUSIP:	52517P4U2
ISIN:	US52517P4U25

‡	Expected. In the event that we make any change to the expected Pricing Date and Settlement Date, the Valuation Date and Maturity Date will be changed so that the stated term of the Notes remains the same.

†	Lehman Brothers Holdings Inc. is rated A+ by Standard & Poor’s, A1 by Moody’s and AA- by Fitch. A credit rating reflects the creditworthiness of Lehman Brothers Holdings Inc. and is not a recommendation to buy, sell or hold securities, and it may be subject to revision or withdrawal at any time by the assigning rating organization. Each rating should be evaluated independently of any other rating. The creditworthiness of the issuer does not affect or enhance the likely performance of the investment other than the ability of the issuer to meet its obligations.

††	Subject to postponement in the event of a Market Disruption Event as described under “Description of Notes—Market Disruption Events” in the accompanying product supplement no. 640-I.

Investing in the 100% Principal Protection Notes Linked to a Basket Consisting of an Index Component and an Index Fund Component involves a number of risks. See “Risk Factors” beginning on page SS-1 of the accompanying product supplement no. 640-I, “Risk Factors” beginning on page US-1 of the accompanying underlying supplement no. 1090 and “ Selected Risk Factors” beginning on page TS-3 of this term sheet.

You may revoke your offer to purchase the Notes at any time prior to the time at which we accept such offer by notifying the applicable agent. We reserve the right to change the terms of, or reject any offer to purchase, the Notes prior to their issuance. In the event of any changes to the terms of the Notes, we will notify you and you will be asked to accept such changes in connection with your purchase. You may also choose to reject such changes, in which case we may reject your offer to purchase.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the Notes or passed upon the accuracy or the adequacy of this term sheet, the accompanying base prospectus, MTN prospectus supplement, product supplement no. 640-I, underlying supplement no. 1090 and any other related prospectus supplements, or any other relevant terms supplement. Any representation to the contrary is a criminal offense.

	Price to Public (1)	Fees (2)	Proceeds to Us
Per Note	$1,000.00	$5.00	$995.00
Total	$	$	$
(1)

The price to the public includes the cost of hedging our obligations under the Notes through one or more of our affiliates, which includes our affiliates’ expected cost of providing such hedge as well as the profit our affiliates expect to realize in consideration for assuming the risks inherent in providing such hedge.

(2)

Lehman Brothers Inc. will receive fees equal to approximately $5.00 per $1,000 principal amount, or 0.50%, and may use up to $4.50 per $1,000 principal amount, of these fees, or 0.45% per $1,000 principal amount, to pay selling concessions to other dealers. Lehman Brothers Inc. and/or an affiliate may earn additional income as a result of payments pursuant to the hedges.

LEHMAN BROTHERS

December 10, 2007

ADDITIONAL TERMS SPECIFIC TO THE NOTES

Lehman Brothers Holdings Inc. has filed a registration statement (including a base prospectus) with the U.S. Securities and Exchange Commission, or SEC, for this offering. Before you invest, you should read this term sheet together with the base prospectus, as supplemented by the MTN prospectus supplement relating to our Series I medium-term notes of which these Notes are a part, and the more detailed information contained in product supplement no. 640-I (which supplements the description of the general terms of the Notes) and underlying supplement no. 1090 (which describes the Index, as defined herein, including risk factors specific to it). Buyers should rely upon the base prospectus, the MTN prospectus supplement, product supplement no. 640-I, underlying supplement no. 1090, this term sheet and any other relevant terms supplement for complete details. This term sheet, together with the documents listed below, contains the terms of the Notes and supersedes all prior or contemporaneous communications concerning the Notes. To the extent that there are any inconsistencies among the documents listed below, this term sheet shall supersede product supplement no. 640-I, which shall, likewise, supersede the base prospectus and the MTN prospectus supplement. You should carefully consider, among other things, the matters set forth in “Risk Factors” in the accompanying product supplement no. 640-I and “Risk Factors” in the accompanying underlying supplement no. 1090, as the Notes involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisors before you invest in the Notes. You may get these documents and other documents Lehman Brothers Holdings Inc. has filed for free by searching the SEC online database (EDGAR®) at www.sec.gov, with “Lehman Brothers Holdings Inc.” as a search term or through the links below, or by calling Lehman Brothers Inc. toll-free at 1-888-603-5847.

You may access these documents on the SEC website at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC Web site):

•	Product supplement no. 640-I dated December 10, 2007:

http://www.sec.gov/Archives/edgar/data/806085/000119312507261920/d424b2.htm

•	Underlying supplement no. 1090 dated December 10, 2007:

http://www.sec.gov/Archives/edgar/data/806085/000119312507262061/d424b2.htm

•	MTN prospectus supplement dated May 30, 2006:

http://www.sec.gov/Archives/edgar/data/806085/000104746906007785/a2170815z424b2.htm

•	Base prospectus dated May 30, 2006:

http://www.sec.gov/Archives/edgar/data/806085/000104746906007771/a2165526zs-3asr.htm

As used in this term sheet, the “Company,” “we,” “us,” or “our” refers to Lehman Brothers Holdings Inc.

Selected Purchase Considerations

•

Capped Appreciation Potential: The Notes are subject to a Maximum Return in the range of 17.00% to 18.50% (the actual Maximum Return will be set on the Pricing Date). Accordingly, the return on your investment will be limited by the Maximum Return.

•

Certain U.S. Federal Income Tax Consequences: Lehman Brothers Holdings Inc. intends to treat, and by purchasing a Note, for all tax purposes, you agree to treat, a Note as debt subject to the contingent payment debt instrument rules. Lehman Brothers Holdings Inc. is required to provide the comparable yield to you and, solely for tax purposes, is also required to provide a projected payment schedule that includes the fixed payments on the Notes and estimates of the amount and timing of the contingent payments on the Notes. Lehman Brothers Holdings Inc. has determined that the comparable yield will be an annual rate of [    ]%, compounded semi-annually. Based on the comparable yield, the projected payment schedule per $1,000 principal amount Note is $[    ] due at maturity.

Lehman Brothers Holdings Inc. agrees and, by purchasing a Note, you agree, for United States federal income tax purposes, to be bound by Lehman Brothers Holdings Inc.’s determination of the comparable yield and projected payment schedule. As a consequence, for United States federal income tax purposes, you must use the comparable yield determined by Lehman Brothers Holdings Inc. and the projected payments set forth in the projected payment schedule prepared by Lehman Brothers Holdings Inc. in determining your interest accruals (even though you will not receive any periodic payments of interest on the Notes), and the adjustments thereto, in respect of the Notes. See “Certain U.S. Federal Income Tax Consequences” in the accompanying product supplement no. 640-I.

Selected Risk Factors

An investment in the Notes involves significant risks. Investing in the Notes is not equivalent to investing directly in the Index Fund Component or any of the stocks underlying the Index Component or the Index Fund Component. These risks are explained in more detail in the “Risk Factors” section of the accompanying product supplement no. 640-I and in the “Risk Factors” section of the accompanying underlying supplement no. 1090 and “Risk Factors” in the MTN prospectus supplement. You should reach an investment decision only after you have carefully considered with your advisors the suitability of an investment in the Notes in light of your particular circumstances.

•

The Appreciation Potential of the Notes Is Limited by the Maximum Return: The appreciation potential of the Notes is limited by the Maximum Return, which will be in the range of 17.00% to 18.50% (the actual Maximum Return will be determined on the Pricing Date). As a result, you will not participate in any increase in the Basket, from the Starting Basket Level to the Ending Basket Level, that is greater than an increase that is in the range of 17.00% to 18.50%.

•

The Index Component and the Index Fund Component Are Not Equally Weighted: The Basket is composed of an Index Component and an Index Fund Component that each have different weightings. One consequence of such unequal weightings is that the same percentage change in the Index Fund, which has a bigger weighting, would have a greater effect on the Ending Basket Level than such percentage change in the Index Fund Component, which has a smaller weighting, would have on the Ending Basket Level.

•

Changes in the Level of the Index Component and Index Fund Component May Offset Each Other: The Notes are linked to a basket composed of the Index Component and the Index Fund Component. At a time when the level of either the Index Component or the Index Fund Component increases, the level of the other may not increase as much or may even decline. Therefore, in calculating the Ending Basket Level, increases in the level of either the Index Component or the Index Fund Component may be moderated, or more than offset, by lesser increases or declines in the level of the other Component.

•

No Interest or Dividend Payments or Voting Rights: As a holder of the Notes, you will not receive interest payments, and you will not have voting rights or rights to receive cash dividends or other distributions or other rights that holders of stocks included in the Index would have.

•

Differences Between the Index Fund Component and the Underlying Index: The Index Fund Component does not fully replicate the Underlying Index, may hold securities not included in the Underlying Index and will reflect transaction costs and fees that are not included in the calculation of the Underlying Index, all of which may lead to a lack of correlation between the Index Fund Component and the Underlying Index. In addition, because the shares of the Index Fund Component are traded on the relevant exchange and are subject to market supply and investor demand, the share price may differ from the net asset value per Underlying Share.

•

Your Investment in the Notes May Not Appreciate: The return on the Notes at maturity is linked to the performance of the Basket and will depend on whether, and the extent to which, the Basket Return is positive or negative. YOU WILL RECEIVE NO MORE THAN THE FULL PRINCIPAL AMOUNT OF YOUR NOTES AT MATURITY IF THE BASKET RETURN IS ZERO OR NEGATIVE.

•

No Principal Protection Unless You Hold the Notes To Maturity: The Notes are not designed to be short-term trading instruments. You will receive at least the minimum payment of 100% of the principal amount of your Notes if you hold your Notes to maturity. If you sell your Notes in the secondary market prior to maturity, you will not receive principal protection. YOU SHOULD BE WILLING TO HOLD YOUR NOTES TO MATURITY.

•

Certain Built-in Costs are Likely to Adversely Affect the Value of the Notes Prior to Maturity: While the Payment at Maturity described in this term sheet is based on the full principal amount of your Notes, the original issue price of the Notes includes the agent’s commission and the cost of hedging our obligations under the Notes through one or more of our affiliates. As a result, the price, if any, at which Lehman Brothers Inc. will be willing to purchase Notes from you in secondary market transactions, if at all, will likely be lower than the original issue price and any sale prior to the Maturity Date could result in a substantial loss to you. The Notes are not designed to be short-term trading instruments. YOU SHOULD BE WILLING TO HOLD YOUR NOTES TO MATURITY.

•

An Investment in the Notes is Subject to Risks Associated with Non-U.S. Securities Markets: The stocks that constitute the MSCI EAFE Index® have been issued by non-U.S. companies. Investments in securities indexed to the value of such non-U.S. equity securities involve risks associated with the securities markets in those countries, including risks of volatility in those markets, governmental intervention in those markets and cross shareholdings in companies in certain countries. Also, there is generally less publicly available information about companies in some of these jurisdictions than about U.S. companies that are subject to the reporting requirements of the Securities and Exchange Commission, and generally non-U.S. companies are subject to accounting, auditing and financial reporting standards and requirements and securities trading rules different from those applicable to U.S. reporting companies.

The prices of securities in non-U.S. jurisdictions may be affected by political, economic, financial and social factors in such markets, including changes in a country’s government, economic and fiscal policies, currency exchange laws or other foreign laws or restrictions. Moreover, the economies in such countries may differ favorably or unfavorably from the economy of the United States in such respects as growth of gross national product, rate of inflation, capital reinvestment, resources and self sufficiency. Such countries may be subjected to different and, in some cases, more adverse economic environments.

The securities markets on which the stocks of the companies included in the Index are traded are not as large as the U.S. securities markets and have substantially less trading volume, which may result in a lack of liquidity and high price volatility relative to the U.S. securities markets. There is also a high concentration of market capitalization and trading volume in a small number of issuers representing a limited number of industries, as well as a high concentration of certain types of investors (including investment funds and other institutional investors) in these securities markets. As a result, the securities markets on which the stocks of the companies included in the Index are traded may be subject to significantly greater risk and price volatility than the U.S. securities markets.

•

Dealer Incentives: We and our affiliates act in various capacities with respect to the Notes. Lehman Brothers Inc. and other of our affiliates may act as a principal, agent or dealer in connection with the Notes. Such affiliates, including the sales representatives, will derive compensation from the distribution of the Notes and such compensation may serve as an incentive to sell these Notes instead of other investments. We will pay compensation of up to $5.00 per note to the principals, agents and dealers in connection with the distribution of the Notes.

•

Lack of Liquidity: The Notes will not be listed on any securities exchange. Lehman Brothers Inc. intends to offer to purchase the Notes in the secondary market but is not required to do so. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the Notes easily. Because other dealers are not likely to make a secondary market for the Notes, the price at which you may be able to trade your Notes is likely to depend on the price, if any, at which Lehman Brothers Inc. is willing to buy the Notes. If you are an employee of Lehman Brothers Holdings Inc. or one of our affiliates, you may not be able to purchase the Notes from us and your ability to sell or trade the Notes in the secondary market may be limited.

•

Potential Conflicts: We and our affiliates play a variety of roles in connection with the issuance of the Notes, including acting as calculation agent and hedging our obligations under the Notes. In performing these duties, the economic interests of the calculation agent and other affiliates of ours are potentially adverse to your interests as an investor in the Notes.

•

We and our Affiliates and Agents May Publish Research, Express Opinions or Provide Recommendations that are Inconsistent with Investing in or Holding the Notes. Any Such Research, Opinions or Recommendations Could Affect the Level of the Basket to which the Notes are Linked or the Value of the Notes: We, our affiliates and agents publish research from time to time on financial markets and other matters that may influence the value of the Notes, or express opinions or provide recommendations that are inconsistent with purchasing or holding the Notes. We, our affiliates and agents may have published research or other opinions that are inconsistent with the investment view implicit in the Notes. Any research, opinions or recommendations expressed by us, our affiliates or agents may not be consistent with each other and may be modified from time to time without notice. Investors should make their own independent investigation of the merits of investing in the Notes which are linked to the Basket.

•

We Cannot Control Actions by the Companies Whose Stock or other Equity Securities are Represented in the Basket: We are one of the companies that are represented in the Index Component of the Basket, but we are not affiliated with any of the other companies whose stock is represented in the Index Component or the Index Fund Component. As a result, we will have no ability to control the actions of such companies, including actions that could affect the value of the stocks underlying the Index Component or the Index Fund Component or your Notes. None of the money you pay us will go to any of the companies represented in the Index Component or the Index Fund Component, and none of those companies will be involved in the offering of the Notes in any way. Neither those companies nor we will have any obligation to consider your interests as a holder of the Notes in taking any corporate actions that might affect the value of your Notes.

•

You Must Rely on Your Own Evaluation of the Merits of an Investment in the Notes: In the ordinary course of their businesses Lehman Brothers Holdings Inc., or its respective affiliates, may from time to time express views on expected movements in the levels of the Basket. These views are sometimes communicated to clients who are active participants in the equity markets. However, these views, depending upon worldwide economic, political and other developments, may vary over differing time horizons, may be inconsistent with the investment view implied in the Notes and are subject to change. In connection with your purchase of the Notes, you should investigate the equity markets and not rely on views which may be expressed by Lehman Brothers Holdings Inc. or its affiliates in the ordinary course of their businesses with respect to the future performance of the Basket.

•

Many Economic and Market Factors Will Impact the Value of the Notes: In addition to the level of the Index on any day, the value of the Notes will be affected by a number of economic and market factors that may either offset or magnify each other and which are set out in more detail in the product supplement no. 640-I.

•

The Ending Basket Level Will be Based on the Closing Level of the Basket on a Single Valuation Date, and You Will Not Benefit from Higher Basket Levels on the Maturity Date or at Any Other Time during the Term of the Notes: Because the Ending Basket Level is calculated based on the closing level of the Index Component and the closing price of the Index Fund Component on the Valuation Date and not on the Maturity Date or any other date during the term of the Notes, significant volatility in the closing level of the Index Component and the closing price of the Index Fund Component at or around the time of the Valuation Date could materially affect the Payment at Maturity. For example, a significant decline in the closing level of the Index Component or the closing price of the Index Fund Component on the Valuation Date would result in a corresponding decline in the Payment at Maturity notwithstanding a significant increase in the closing levels of the Index Component or the closing price of the Index Fund Component on any date or dates subsequent to the Valuation Date. Under these circumstances, you may receive a lower Payment at Maturity than you would have received if you had invested directly in the Index Fund Component or any of the stocks included in either the Index Component or the Underlying Index or contracts relating to the Index Component or Index Fund Component for which there is an active secondary market, the value of which could be realized on any date or dates other than, or in addition to, the Valuation Date.

•

Credit of Issuer: An investment in the Notes will be subject to the credit risk of Lehman Brothers Holdings Inc., and the actual and perceived creditworthiness of Lehman Brothers Holdings Inc. may affect the market value of the Notes.

Hypothetical Payment at Maturity for Each $1,000 Principal Amount Note

The following table illustrates the hypothetical payment amount on the Notes at their maturity, for a hypothetical range of performances of the Basket for Basket Returns of 100% to -100%, reflects a Starting Basket Level of 100.00 and assumes a Maximum Return of 17.75% (which is the midpoint of the range of 17.00% to 18.50%). The Participation Rate is set at 100%. The hypothetical Payment at Maturity examples set forth below are for illustrative purposes only and may not be the actual Payment at Maturity. The numbers appearing in the table below have been rounded for ease of analysis.

Hypothetical Change of Basket Level	Hypothetical Ending Basket Level	Hypothetical Total Amount Payable at Maturity Per $1,000 Note	Hypothetical Total Rate of Return	Hypothetical Annualized Pre-Tax Rate of Return
100%	200.00	$1,177.50	17.75%	8.51%
75%	175.00	$1,177.50	17.75%	8.51%
50%	150.00	$1,177.50	17.75%	8.51%
45%	145.00	$1,177.50	17.75%	8.51%
40%	140.00	$1,177.50	17.75%	8.51%
35%	135.00	$1,177.50	17.75%	8.51%
30%	130.00	$1,177.50	17.75%	8.51%
25%	125.00	$1,177.50	17.75%	8.51%
20%	120.00	$1,177.50	17.75%	8.51%
15%	115.00	$1,150.00	15.00%	7.24%
10%	110.00	$1,100.00	10.00%	4.88%
5%	105.00	$1,050.00	5.00%	2.47%
0%	100.00	$1,000.00	0.00%	0.00%
-5%	95.00	$1,000.00	0.00%	0.00%
-10%	90.00	$1,000.00	0.00%	0.00%
-15%	85.00	$1,000.00	0.00%	0.00%
-20%	80.00	$1,000.00	0.00%	0.00%
-25%	75.00	$1,000.00	0.00%	0.00%
-30%	70.00	$1,000.00	0.00%	0.00%
-35%	65.00	$1,000.00	0.00%	0.00%
-40%	60.00	$1,000.00	0.00%	0.00%
-45%	55.00	$1,000.00	0.00%	0.00%
-50%	50.00	$1,000.00	0.00%	0.00%
-75%	25.00	$1,000.00	0.00%	0.00%
-100%	0.00	$1,000.00	0.00%	0.00%

Example 1: The level of the Basket increases from the Starting Basket Level of 100.00 to an Ending Basket Level of 125.00. Because the Ending Basket Level is 125.00 and the Starting Basket Level is 100.00, the Basket Return is 25%, and is calculated as follows:

(125.00 – 100.00)/ 100.00 = 25%

Because the Basket Return is 25% and the Maximum Return is 17.75%, the Payment at Maturity is equal to $1,177.50 per $1,000 principal amount Note.

Example 2: The level of the Basket increases from the Starting Basket Level of 100.00 to an Ending Basket Level of 110.00. Because the Ending Basket Level is 110.00 and the Starting Basket Level is 100.00, the Basket Return is 10%, and is calculated as follows:

(110.00 – 100.00)/ 100.00 = 10%

Because the Basket Return is positive and does not exceed the Maximum Return, the Additional Amount is equal to $100.00 and the Payment at Maturity is equal to $1,100.00 per $1,000 principal amount Note calculated as follows:

$1,000 + ($1,000 × 10% × 100%) = $1,100.00

Example 3: The level of the Basket decreases from the Starting Basket Level of 100.00 to an Ending Basket Level of 90.00. Because the Ending Basket Level is 90.00 and the Starting Basket Level is 100.00, the Basket Return is -10%, and is calculated as follows:

(90.00 – 100.00)/ 100.00 = -10%

Because the Basket Return is -10%, the Additional Amount is equal to $0.00 and the Payment at Maturity is equal to $1,000.00 per $1,000 principal amount Note.

Historical Information

The following graph sets forth the hypothetical daily historical performance of the Basket from December 6, 2002 through December 6, 2007, if the level of the Basket was made equal to 100 on December 6, 2002. The hypothetical historical performance of the Basket would have exhibited based on (i) the actual historical performance of the Basket Index and Basket Index Fund and (ii) the assumption that the Basket Index Fund Component initially had a Stock Adjustment Factor of 1.0 and (iii) the Starting Index Component Level and the Starting Index Fund Component Level specified on the cover of this term sheet on that date. Neither the hypothetical historical performance of the Basket nor the actual historical performance of the Basket should be taken as indications of future performance.

We obtained the various closing levels and prices used below from Bloomberg Financial Markets, and, accordingly, make no representation or warranty as to their accuracy or completeness. The historical levels of the Basket should not be taken as an indication of future performance, and no assurance can be given as to the closing level of the Index on the Valuation Date. We cannot give you assurance that the performance of the Basket will result in any amount in excess of the principal amount.

The following graph sets forth the daily closing levels of the S&P 500® Index from December 6, 2002 through December 6, 2007. The closing level of the S&P 500® Index on December 6, 2007 was 1,491.13.

We obtained the Index closing levels below from Bloomberg Financial Markets and, accordingly, make no representation or warranty as to their accuracy or completeness. The historical levels of the Index should not be taken as an indication of future performance, and no assurance can be given as to the closing level of the Index on the Valuation Date. We cannot give you assurance that the performance of the Index will result in any amount in excess of the principal amount.

The following graph sets forth the daily closing levels of the iShares® MSCI EAFE Index Fund from December 6, 2002 through December 6, 2007. The closing level of the iShares® MSCI EAFE Index Fund on December 6, 2007 was 83.11.

We obtained the Index closing levels below from Bloomberg Financial Markets and, accordingly, make no representation or warranty as to their accuracy or completeness. The historical levels of the Index should not be taken as an indication of future performance, and no assurance can be given as to the closing level of the Index on the Valuation Date. We cannot give you assurance that the performance of the Index will result in any amount in excess of the principal amount.

Supplemental Plan of Distribution

We have agreed to sell to Lehman Brothers Inc., and Lehman Brothers Inc. has agreed to purchase, all of the Notes at the price indicated on the cover of the pricing supplement that will contain the final pricing terms of the Notes.

We have agreed to indemnify Lehman Brothers Inc. against liabilities, including liabilities under the Securities Act of 1933, as amended, or to contribute to payments that Lehman Brothers Inc. may be required to make relating to these liabilities as described in the MTN prospectus supplement and the base prospectus.

Lehman Brothers Inc. will offer the Notes initially at a public offering price equal to the issue price set forth on the cover of the pricing supplement. After the initial public offering, the public offering price may from time to time be varied by Lehman Brothers Inc.

We or our affiliate may enter into swap agreements or related hedge transactions with one of our other affiliates or unaffiliated counterparties in connection with the sale of the Notes and Lehman Brothers Inc. and/or an affiliate may earn additional income as a result of payments pursuant to the swap or related hedge transactions.